EXHIBIT 99

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Company's Form 10-K, any Form 10-Q, any Form 8-K, or any other written or oral statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. Generally, the words "believe," "expect," "anticipate," "intends," "forecast," "project" and similar expressions identify forward-looking statements. Forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause the Company's actual results to differ materially from those anticipated in the forward-looking statements. The uncertainties and other factors include, but are not limited to, those described under the Risk Factors listed below (many of which have been discussed in prior SEC filings by the Company). Though the Company has attempted to list the factors it believes to be important to its business, the Company wishes to caution investors that other factors may prove to be important in affecting the Company's business or results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause the Company's actual results to differ materially from those anticipated in the forward-looking statements.

Investors   are  further   cautioned   not  to  place  undue   reliance  on  any
forward-looking statements as they speak only of the Company's view as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

General Economic Conditions

The Company's sales and rental businesses are affected by general economic conditions, including employment rates, prevailing interest rates and other economic conditions affecting disposable consumer income generally. While the Company's modular motorhome concept has lessened the Company's reliance on the sales portion of the business, weakness in the economy could still have an adverse effect on the Company's sales and rental businesses.

Geographic Concentration

The Company operates Hub rental and sales offices from 16 locations in the United States and Canada. The Company also operates over 76 Satellite rental centers, which are independently owned businesses that contract to rent the Company's RVs. Although the geographic diversity of the Company's operations lessens the impact of an economic downturn in any single region, the Company's business could be adversely affected by economic conditions in particular regions. The Company's most significant geographic concentrations of business are in Canada, California, the Rocky Mountain corridor, the Pacific Northwest (including Alaska) and the Southeastern United States.

Competition

The Company competes in the rental and sales of RVs with several firms, some of which operate in multiple locations. In addition, in most markets in which the Company operates there are local competitors that operate from single locations. Significant competitive factors in the RV rental and sales industry include price, service, reliability, quality of product, convenience, the ability to offer one-way rentals and vehicle availability. The Company also competes with other leisure and vacation activities, many of which are more visible and familiar than the Company's product. Among other things, increased competition could cause downward pressure on rental rates, decreased sales prices and lower margins.
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Seasonality

The Company's business is seasonal. In the first and second fiscal quarters, the Company historically records profits. In the third and fourth quarters, the Company historically records losses. This is caused principally because a significant majority of the demand for RV rentals occurring during the summer months. The Company's purchases of RVs for the rental fleet are also seasonal, with the majority of purchases being made in the first and fourth fiscal quarters. Due to the seasonality of the Company's business, the Company believes that quarterly comparisons of the results of operations during any fiscal year are not necessarily meaningful and that results for any one fiscal quarter should not be relied upon as an indication of future performance.

Dependence Upon Key Personnel

The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team as and when necessary. The unexpected loss of the service of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include limited non-competition provisions) with certain of its officers.

Regulation, Supervision, and Licensing

The Company's  operations  are subject to ongoing  regulation,  supervision  and licensing under various federal, state, provincial and local statutes, ordinances and regulations. The Company believes it is in substantial compliance with such laws. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and any such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company's business.

Currency Fluctuations

A significant portion of the Company's rental business is derived from international tourists visiting North America. The majority of the Company's international rental customers come from Europe, with others coming from Australia, Africa and Asia. The exchange rates between the currencies of the country of origin and the country of destination (the United States or Canada) has an impact on the cost of the customer's vacation. Fluctuations in these exchange rates could materially effect the amount of business the Company derives from international customers.

Fuel Pricing and Availability

The Company's business, the rental and sales of RVs, is automotive in nature and as such is dependent upon the availability of fuel. A decrease in the availability of gasoline and the inability of the Company to convert its vehicles to alternative fuels could have a material adverse effect on the Company's business. Historically, increases in the price of gasoline have not had a material impact on the Company's business, as long as there was no concurrent decline in availability. However, future increases in the price of gasoline could have a material effect on the Company's business.

Insurance Risk

The Company maintains a $15 million umbrella insurance policy insuring against third party claims as a result of its rental and dealership operations. Each claim is subject to a $250,000 self insured retention for which the Company is liable. The frequency and severity of claims, as well as the availability and cost of such insurance could adversely affect the Company's results of operations. Management closely monitors these claims and historically has experienced reasonable claims expense. There can be no assurance that this low claims experience will continue, nor is there any assurance that umbrella coverage will continue to be available at economic costs, if at all.
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Environmental Risks

The nature of any automotive business involves the handling of hazardous wastes such as motor oil, fuel, paint and other chemicals. The Company seeks to adhere to all existing laws and regulations for use, containment, record keeping and disposal. Noncompliance with or changes to environmental regulations could adversely affect the Company's business.

Dependence on External Financing

The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations from banks and other lenders. The Company's current financings are under various notes and lines of credit with various terms, renewal dates and numerous covenants that limit the Company's ability to undertake certain transactions, require it to meet specified financial ratios, and require it to comply with all laws relating to the Company's business. There can be no assurance that the Company will be able to continue to satisfy the terms and conditions of the various credit facilities and notes, or that credit lines will be extended beyond their current expiration dates. Although the Company believes that it is currently in compliance with the terms and conditions of its borrowing agreements, a default thereunder could have a material adverse effect on the Company's financial condition and results of operations.

Suppliers

The Company is dependent upon various manufacturers for new vehicles and chassis. Labor disruptions, strikes or other events affecting the manufacturers' ability to deliver their products could adversely affect the Company's business.

Implementation of New Business Strategies

In recent periods, the Company has implemented certain new business strategies, including the conversion to the use of modular motorhomes. The Company anticipates that the use of modular motorhomes will enable it to extend the life of the coach component of its motorhomes, enable it to reduce the purchase of new complete RVs and reduce holding costs accordingly. The Company believes that the cost savings associated with this program will more than offset the resulting reduction in sales and gross profit from the resale of motorhomes, although there can be no assurance in this regard. In addition, in an attempt to offset the seasonality of its core RV sales and rental business, the Company has begun the rental of shuttle buses, motorcycles and other specialty vehicles and may pursue other business opportunities along these lines. The rental of these vehicles requires distinct marketing and sales programs, and there can be no assurance that these strategies will be successful in offsetting the seasonality typically experienced by the Company.

Factors Inhibiting Takeover

The existence of the Company's outstanding preferred stock purchase rights, which become exercisable after, among other events, a person or group acquires 20 percent or more, or makes a tender or exchange offer for 30 percent or more, of the Company's Common Stock, as well as certain provisions of the Company's Articles of Incorporation, Bylaws and Florida law, may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. The Preferred Stock purchase rights, when exercisable, entitle the holders to purchase Preferred Stock of the Company or, under certain circumstances, securities of the Company or the acquiring entity, having a market value of twice the exercise price. The Company's Articles authorize the Board to determine the rights, preferences, privileges and restrictions of unissued series of Preferred Stock, without any vote or action by the Company's shareholders. Thus, the Board could authorize and issue shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Company's Common Stock or may have the effect of delaying, deferring or preventing a change of control of the Company. The Company's Bylaws establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings. The Company is also subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting
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rights  unless  such  voting  rights  are  approved  by a  majority  vote of the corporation's disinterested shareholders, and (ii) the Florida Fair Price Act, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10 percent of the outstanding shares of the corporation (or their affiliates).

Possible Volatility of Stock Prices

The market price of the Company's common stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the RV sales and rental industry, changes in conditions affecting the economy or the stock market generally or in the market for stocks in the Company's industry group, analyst reports or general trends in the industry or related industries.
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